Exhibit 4.10

D-02: Working Capital Loan Contract——Applicable to single transactions, as well as individual Category A and Category B working capital loan businesses

Working Capital Loan Contract

Contract No：

05CR(2024)YB001

Borrower：Jiangxi Yibo Electronic Technology Co., Ltd.

Unified Social Credit Code：91360500566298184K

Legal Representative：Gu Weidong

Address：Yibo Industrial Park, Guangfu Road 756, High-tech Development Zone, Yushui District, Xinyu City, Jiangxi Province Postal Code：338000

Name of the Financial Institution and Account Number：196213227065

Bank of China, Xinyu High-tech Branch

Phone：0790-7081098               Fax：0790-7081098

Email：\

Lender：Bank of China, Xinyu Branch

Responsible Person： Hou Jian

Address：No. 2 Xianlai Middle Avenue, Xinyu City, Jiangxi Province

Postal Code：338000

Phone：0790-6435513               Fax：0790-6435513

This Contract is made and entered into by and between the Borrower and the Lender, upon equal negotiation, with respect to the Lender granting a working capital loan to the Borrower.

This Contract is a sub-agreement under the Credit Line Agreement No. YB001 signed between Bank of China, Xinyu Branch and Jiangxi Yibo Electronic Technology Co., Ltd. in 2024.

Article 1. Loan Amount

Currency: RMB

Amount: Forty Million Yuan；

(RMB 40,000,000.00).

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Article 2. Loan Term

The loan term is 12 months, calculated from the actual drawdown date；If the loan is drawn down in installments, the loan term shall be calculated from the first actual drawdown date.

The Borrower shall strictly comply with the agreed drawdown schedule. If the actual drawdown date is later than the agreed date, the Borrower shall still repay the loan according to the agreed repayment schedule.

Article 3. Loan Purpose

The loan is for the procurement of plastic products, computer accessories, etc.

Without the written consent of the Lender, the Borrower shall not change the loan purpose, including but not limited to using the loan for real estate purchase, repayment of housing mortgages, shareholder dividends, investment in financial assets, fixed assets, equity, or any other purpose prohibited by laws, regulations, or national policies.

Article 4. Interest Rate and Interest Calculation(Note: Complete based on actual circumstances. Delete any non-applicable clauses.)

The Lender will notify the Borrower of the annual interest rate through the Annex “Notification of Annual Loan Interest Rate”. If the interest rate is only calculated based on the provisions of Clause 1 of this Article, the aforementioned “Notification of Annual Loan Interest Rate” shall not apply.

1、Interest Rate

Interest Rate (Annualized Rate; Simple Interest for RMB Loans) shall be determined as Option 2 below：

(1) Fixed Rate: An annual interest rate of/%. The contractual rate shall remain unchanged during the Loan Term

(2) Floating Rate, The Starting Date shall be the actual drawdown date (or, in the case of multiple drawdowns, the first actual drawdown date).

Every 12 months, with repricing occurring once per cycle.The Repricing Date is the first day of the next floating cycle. The repricing date shall be the corresponding day in the repricing month. If such a day does not exist, it shall be the last day of the month. If the floating cycle is daily, the repricing date shall be the next calendar day.

For Each Drawdown：

Floating Interest Rate for RMB Loans

A. Initial Period(from its actual drawdown date to the expiration of the current floating cycle) The interest rate shall be the 1-year Loan Prime Rate (LPR) most recently published by the National Interbank Funding Center as of the previous working day before the actual drawdown date, plus 30 basis points.

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B. All partial drawdowns shall be collectively repriced based on the 1-year Loan Prime Rate (LPR) most recently published by the National Interbank Funding Center as of the previous working day before the repricing date, plus 30 basis points, which shall serve as the applicable rate for the new floating cycle.

2、Interest Calculation

(1) For the fixed interest rate under Paragraph 1(1) and the floating interest rate for RMB loans under Paragraph 1(2) of this Article：

Interest shall be calculated from the actual drawdown date based on the actual drawdown amount and the number of days the funds are used.

Interest Calculation Formula：Interest = Principal × Actual Days × Daily Interest Rate.

The daily interest rate is derived from a 360-day year basis, using the formula: Daily Interest Rate = Annual Interest Rate / 360.

3、Interest Settlement

The Borrower shall settle interest in the following manner (select Option (1))：

(1) Quarterly Settlement: Interest shall be settled on the 20th day of the final month of each quarter (the “Interest Settlement Date”), with payment due on the 21st day of the same month (the “Interest Payment Date”)

(2) Monthly Settlement: Interest shall be settled on the 20th day of each month (the “Interest Settlement Date”), with payment due on the 21st day of the same month (the “Interest Payment Date”).

If the final repayment date for the loan principal does not fall on an Interest Payment Date, the final repayment date for the principal shall be deemed the Interest Payment Date, and the Borrower shall pay all accrued interest in full on that date.

4、Default Interest

(1) For any default in repayment or use of the loan proceeds inconsistent with the contract’s designated purpose, penalty interest shall be charged on the defaulted or misused amount at the penalty rate specified in this Clause, starting from the date of default or misuse and continuing until full repayment of principal and interest.

If a loan is both defaulted and misused, penalty interest shall be calculated using the higher penalty rate applicable to either default or misuse.

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(2) For any unpaid interest or penalty interest that the Borrower fails to settle by the due date, compound interest shall accrue based on the penalty rate specified in this Clause and the interest settlement method outlined in Paragraph 3 of this Article.

(3) Penalty Interest Rate Structure

For RMB Loans:Floating-Rate Loans

A. The penalty rate for floating-rate loans shall reset periodically in alignment with the floating cycle agreed in Paragraph 1 of this Article. The penalty rate repricing date shall be the corresponding calendar day of the month in which the default or misuse occurred. If such a day does not exist in the month (e.g., February 30), the last day of the month shall be the repricing date.

B. The penalty rate for defaulted loans shall be the penalty base rate (determined under Item C below) plus 50%. The penalty rate for misused loans shall similarly be the penalty base rate plus 50%.

C. During the first floating cycle, the penalty base rate shall be the actual interest rate in effect at the time of default or misuse. For subsequent floating cycles, the penalty base rate shall reset on each repricing date based on the method agreed in Paragraph 1 of this Article.

5、 Others

(1) The “Loan Interest Rate” and “Default Interest Rate” under this Agreement are tax-inclusive rates, meaning that the interest charged by the Lender to the Borrower already includes Value-Added Tax (VAT) required under applicable national laws and regulations.

(2) If the floating rate pricing benchmark under this Agreement undergoes material changes, the Parties shall follow the prevailing market rules effective at such time. If the Lender requests the Borrower to execute a supplemental agreement to reflect such changes, the Borrower shall cooperate in good faith.

(3) The term “Pricing Benchmark” as used in this Article shall have the same meaning as “Benchmark Rate.”

(4) For purposes of this Agreement:

“TERM SOFR” refers to the Term Secured Overnight Financing Rate published and administered by the Chicago Mercantile Exchange (CME) (or its successor administrator).

“TIBOR” refers to the Tokyo Interbank Offered Rate published and administered by the Japanese Bankers Association (JBA) (or its successor administrator).

“EURIBOR” refers to the Euro Interbank Offered Rate published and administered by the European Money Markets Institute (EMMI) (or its successor administrator).

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“Overnight SOFR” refers to the Secured Overnight Financing Rate published and administered by the Federal Reserve Bank of New York (or its successor administrator).

“Overnight SONIA” refers to the Sterling Overnight Index Average published and administered by the Bank of England (or its successor administrator).

“Overnight TONA” refers to the Tokyo Overnight Average Rate published and administered by the Bank of Japan (or its successor administrator).

“Overnight ESTR” refers to the Euro Short-Term Rate published and administered by the European Central Bank (ECB) (or its successor administrator).

“Overnight SARON” refers to the Swiss Average Rate Overnight published and administered by the SIX Swiss Exchange (or its successor administrator).

Article 5. Drawdown Conditions

The Borrower must meet the following conditions before drawing down the loan：

1、This Contract and its annexes have taken effect;

2、The Borrower has provided the required guarantees as requested by the Lender, and the guarantee contract has taken effect with the completion of statutory approval, registration, or filing procedures;

3、The Borrower has reserved with the Lender documents, vouchers, seals, personnel lists, signature samples, and other materials related to the conclusion and performance of this Contract, and has completed relevant vouchers;

4、The Borrower has opened an account necessary for the performance of this Contract as required by the Lender;

5、The Borrower has submitted a written drawdown application and relevant documents proving the loan purpose to the Lender three banking working days before the drawdown;

6、The Borrower has submitted to the Lender the resolution and authorization letter of its board of directors or other authorized departments approving the conclusion and performance of this Contract;

7、Other conditions stipulated by laws and mutually agreed upon by both parties: The Borrower’s drawdown application can only be processed if it falls within the Lender’s credit scale.

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Article 6. Drawdown Time and Method

1、The Borrower shall draw down the loan in the following manner (select Option (2))：

(1) The full loan amount shall be drawn in a single installment on [Year/Month/Day].

(2) The Borrower shall draw the entire loan amount within 30 days from July 5, 2024.

(3) The loan shall be drawn in installments according to the following schedule:

Drawdown Date	Drawdown Amount

2、If the Borrower fails to utilize the loan within the specified timeframe, the Lender reserves the right to reject the Borrower’s drawdown request.

3、Commitment Service for Undrawn Amounts

The Lender provides a commitment service for the Undrawn Loan Amount (defined as the portion of the loan that the Borrower is eligible to draw but has not yet drawn during the Commitment Period, which begins on the effective date of this Agreement and ends on the agreed drawdown date). The following terms are mutually agreed：

Pursuant to the “Fee Reduction and Concession” principle, the Lender waives the Commitment Fee for this service. The waived amount is assessed as RMB 100,000.00.

Article 7. Loan Fund Payment

1、 Loan Disbursement Account

The Borrower has opened the following account with the Lender as the loan disbursement account

Account Name: Jiangxi Yibo Electronic Technology Co., Ltd.

Account No.: 196213227065

2、Payment Methods

(1) The disbursement of loan funds shall comply with applicable laws, regulations, supervisory requirements, and this Agreement. The disbursement method for each individual drawdown shall be confirmed in the Drawdown Application. If the Lender determines that the selected disbursement method in the Drawdown Application is non-compliant, it reserves the right to modify the disbursement method or suspend the release and disbursement of loan funds.

(2) Under this method, the Lender disburses loan funds directly to the Borrower’s transaction counterparty(ies) specified for the purposes agreed in this Agreement, based on the Borrower’s Drawdown Application and payment instructions. In accordance with the National Financial Regulatory Administration (NFRA) rules and the Lender’s internal policies, Lender-Entrusted Disbursement shall apply if any of the following conditions are met:

A. A new credit relationship is established between the Lender and the Borrower, and the Borrower’s credit rating falls below the Lender’s internal requirements;

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B.he payment recipient is explicitly identified (with clear account name and number) and the single-payment amount to one counterparty exceeds RMB 10 million (exclusive of tax; for foreign currencies, converted at the exchange rate on the actual drawdown date);

C. Other scenarios stipulated by the Lender or mutually agreed with the Borrower:\。

(3) Borrower-Controlled Disbursement，the Lender releases loan funds to the Borrower’s account, after which the Borrower independently disburses funds to counterparty(ies) aligned with the agreed purpose.Borrower-Controlled Disbursement applies to all scenarios not requiring Lender-Entrusted Disbursement under Section 2 above.

(4) Modification of Disbursement Method.After submitting a Drawdown Application, if changes occur in the Borrower’s payment conditions (e.g., external payments, credit rating), the disbursement method for Borrower-Controlled funds must be modified if the criteria in Section 2(2) are triggered. For any changes to the payment amount, recipient, or purpose under a modified or Lender-Entrusted method, the Borrower shall:

Submit a written request for modification to the Lender;Refile the Drawdown Application; Provide updated transaction documents evidencing fund usage.

3. Specific Requirements for Lender-Entrusted Disbursement

(1) Payment Authorization. Where Lender-Entrusted Disbursement applies, the Borrower shall include an explicit payment authorization in the Drawdown Application. This authorization:Permits the Lender to directly transfer loan funds to the Borrower’s designated transaction counterparty account(s) aligned with the agreed purpose of this Agreement;Requires the Borrower to provide mandatory payment details, including;Name of the transaction counterparty;Counterparty’s account information;Payment amount.

(2) Submission of Transaction Documentation。For loans meeting the lender-entrusted payment conditions, the borrower shall provide the lender with the disbursement account, transaction counterparty’s account information, payment amount, and supporting documents proving that the drawdown complies with the purpose stipulated in the loan agreement each time a drawdown is requested. The borrower warrants that all materials provided to the lender are true, complete, and valid. The lender assumes no liability for any failure or delay in fulfilling its entrusted payment obligations caused by the borrower’s submission of inaccurate, incomplete, or fraudulent transaction materials. The borrower’s repayment obligations under this agreement shall remain unaffected in such circumstances.

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(3) Lender’s Obligations for Entrusted Disbursement

A. Upon reviewing and approving the Borrower’s payment authorization and transaction documents, the Lender shall disburse funds through the Borrower’s account to the designated counterparty.

B. If the Lender, after review, determines that the purpose-related materials or other transaction documentation provided by the Borrower do not comply with this Agreement or contain defects, the Lender has the right to require the Borrower to supplement, replace, explain, or resubmit such materials. Until the Borrower submits transaction materials deemed acceptable by the Lender, the Lender may refuse the disbursement and payment of the relevant funds.

C. If the counterparty’s bank rejects or refunds the payment, resulting in the Lender’s failure to transfer the loan funds to the counterparty as authorized by the Borrower, the Lender assumes no liability for such failure. The Borrower’s repayment obligations under this Agreement remain unaffected. The Borrower hereby authorizes the Lender to freeze the refunded amounts. In such cases, the Borrower must resubmit the payment authorization, purpose-related materials, and other required transaction documentation.

(4) The Borrower shall not structure transactions in a piecemeal manner to evade Lender-Entrusted Disbursement requirements.

4. After the loan funds are disbursed, the Borrower shall promptly provide the Lender with usage records and documentation of the loan funds as required. The required materials include, but are not limited to: transfer vouchers, purpose verification materials, and other relevant transaction documents.

5. In the event of any of the following circumstances, the Lender reserves the right to:Reassess the conditions for loan disbursement and payment;Modify the loan payment method;Suspend or terminate the disbursement and payment of loan funds:

(1) Significant deterioration in operational or financial condition;

(2) Deterioration in creditworthiness or lack of profitability in core business operations;

(3) Abnormal use of loan funds or circumvention of entrusted payment requirements;

(4) Failure by the Borrower to promptly provide loan fund usage records or documentation as requested;

(5) Violation by the Borrower of this clause in the payment of loan funds;

(6) Any other material breach of this Agreement.

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Article 8. Repayment

1、 The Borrower designates the following account as the fund repatriation account。The Borrower shall promptly provide details of fund inflows and outflows in the account. The Lender reserves the right to:

Require the Borrower to explain large or abnormal fund inflows/outflows in the funds return account;Monitor and regulate said account;Demand the Borrower to enter into a separate account management agreement for the administration of the funds return account.

Account Name: Jiangxi Yibo Electronic Technology Co., Ltd.

Account No.: 196213227065

2、Unless otherwise agreed by both parties, the Borrower shall repay the loan under this Agreement according to Item (1) of the following repayment schedule：

(1) Repay the entire loan under this Agreement on the loan maturity date.

(2) Repay the loan under this Agreement according to the following schedule:

Repayment Date	Repayment Amount
\	\

(3) Other repayment plan：\。

If the Borrower wishes to modify the above repayment schedule, a written application must be submitted to the Lender at least 5 banking business days before the corresponding loan due date. Any modification to the repayment schedule must be mutually confirmed in writing by both parties.

3、 Unless otherwise agreed by both parties, if the Borrower defaults on both principal and interest payments, as well as expenses for enforcing creditor’s rights, the Lender reserves the right to determine the repayment priority (e.g., principal vs. interest/expenses). In cases of installment repayments, if multiple loans under this Agreement are due or overdue, the Lender may decide the repayment order for specific payments. If multiple loan agreements between the Borrower and Lender are due, the Lender may designate which agreement each repayment fulfills.

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4、Unless otherwise agreed by both parties, the Borrower may repay early but must provide 3 banking business days’ prior written notice to the Lender. Early repayments shall first be applied to the last-due loan, in reverse chronological order.

For loans with combined simple and compound interest, if early or partial repayment occurs, all interest corresponding to the prepaid principal must be settled in full immediately.

5、The Borrower shall repay using Item (1) of the following methods。

(1) The Borrower shall deposit sufficient funds into the designated repayment account no later than 3 banking business days before each principal/interest due date. The Lender may automatically deduct payments from this account on the due date.

Repayment Account Name：Jiangxi Yibo Electronic Technology Co., Ltd.

Account No.: 196213227065

(2) Other mutually agreed repayment method：\。

Article 9 Guarantee

1、The methods of guarantee for the obligations under this Agreement are as follows：

(1) This Agreement constitutes the primary contract under the Maximum Amount Guarantee Contract (No. YB001-2024-Yu Zhongyin Bao) executed between the Guarantor Jiangxi Leiboti Electronic Technology Co., Ltd. and the Lender, who shall provide a maximum amount guarantee.

(2) This Agreement constitutes the primary contract under the Maximum Amount Guarantee Contract (No. YB002-2024-Yu Zhongyin Bao) executed between the Guarantor Huang Xingzhi and the Lender, who shall provide a maximum amount guarantee.

(3) This Agreement constitutes the primary contract under the Maximum Amount Guarantee Contract (No. YB003-2024-Yu Zhongyin Bao) executed between the Guarantor Gu Weidong and the Lender, who shall provide a maximum amount guarantee.

(4) This Agreement constitutes the primary contract under the Maximum Amount Guarantee Contract (No. YB004-2024-Yu Zhongyin Bao) executed between the Guarantor Cheng Zhisheng and the Lender, who shall provide a maximum amount guarantee.

(5) This Agreement constitutes the primary contract under the Maximum Amount Mortgage Contract (No. YB001-2022-Yu Zhongyin Di) executed between the Mortgagor Jiangxi E-Peak Electronic Technology Co., Ltd. and the Lender, who shall provide a maximum amount mortgage guarantee using the following properties:Land and factory buildings (Property Ownership Certificate)s:Yu Fang Quan Zheng Gao Xin Qu Zi No. S0307151,Yu Fang Quan Zheng Gao Xin Qu Zi No. S0307152,Yu Fang Quan Zheng Gao Xin Qu Zi No. SO307154,Yu Fang Quan Zheng Gao Xin Qu Zi No. S0307158-SO307175).

2. If any of the following events occurs, including but not limited to:The Borrower or Guarantor experiences circumstances that the Lender deems likely to impair their ability to perform obligations;The guarantee agreement becomes invalid, revoked, or terminated;The financial condition of the Borrower or Guarantor deteriorates, or they become involved in major litigation or arbitration;The accounts of the Borrower or Guarantor are frozen;The Guarantor defaults under the guarantee agreement or other agreements with the Lender;The collateral depreciates, is damaged, destroyed, seized, or loses its guarantee value;the Lender has the right to demand, and the Borrower is obligated to provide, new collateral, replace guarantors, or take other measures to secure the obligations under this Agreement.

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Article 10 Invoice Issuance

1、The Borrower may apply to the Lender for a VAT invoice (VAT general invoice) after the Lender confirms receipt of payment. The Lender shall issue the VAT invoice to the Borrower upon receiving such application.

2、The Borrower may apply for a VAT invoice at the relevant business handling institution or other institutions designated by the Lender.

3、he Borrower must ensure that the payer of funds, contract signatory, and purchaser listed on the VAT invoice are the same tax entity. If inconsistent, any resulting losses (e.g., failure to account for the invoice or claim input tax credits) shall be solely borne by the Borrower.

4、If the Borrower loses the invoice after receipt, the Lender shall have no obligation to reissue the VAT invoice.

5. If the Lender provides a discount to the Borrower through mutual agreement, the VAT invoice amount shall be based on the post-discount price.

6. If the Lender provides services free of charge to the Borrower, no VAT invoice shall be issued.

7. The Lender shall issue VAT invoices to the Borrower, and the Borrower shall promptly verify the invoice details. If any information is incorrect, the Borrower must submit a request for reissuance of the VAT invoice to the Lender in a timely manner.

Article 11 Declarations and Undertakings

1、The Borrower hereby declares as follows：

(1) The Borrower is legally registered and validly subsisting after approval by market regulatory authorities or competent authorities, and possesses full civil capacity and authority to execute and perform this Agreement；

(2) The execution and performance of this Agreement are based on the Borrower’s genuine intent, have obtained lawful and valid authorization in accordance with its bylaws or other internal governance documents, and do not violate any agreements, contracts, or legal documents binding on the Borrower. The Borrower has obtained or will obtain all necessary approvals, permits, filings, or registrations required for executing and performing this Agreement；

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(3) All documents, financial statements, certificates, and other materials provided by the Borrower to the Lender under this Agreement are true, complete, accurate, and valid；

(4) The transaction background for the Borrower’s application to conduct business with the Lender is lawful and legitimate, free from involvement in money laundering, terrorist financing, proliferation financing for weapons of mass destruction, tax evasion, fraud, or other illegal purposes, and does not violate sanctions imposed by the United Nations, China, or other applicable sanctions regimes.；

(5) The Borrower has not concealed any events that may affect its financial condition or ability to perform obligations, or those of the guarantor(s)；

(6) The Borrower and the loan project comply with national environmental protection standards, and are not entities or projects officially listed by relevant state authorities as having prominent energy consumption or pollution issues with ineffective rectification. No risks related to energy consumption or pollution exist；

(7) The purpose of the loan and source of repayment are lawful and legitimate；

(8) Other matters declared by the Borrower：\。

2、The Borrower undertakes the following：

(1) Submit financial statements (including but not limited to annual, quarterly, and monthly reports) and other relevant materials to the Lender periodically or promptly as required. The Borrower shall ensure continuous compliance with the following financial indicator requirements：\ ;

(2) If the Borrower has entered or will enter into a counter-guarantee agreement or similar agreement with the guarantor(s) regarding their guarantee obligations, such agreement shall not impair any rights of the Lender under this Agreement；

(3) Cooperate with the Lender in loan payment management and post-loan management, accept the Lender’s credit inspections and supervision, and provide sufficient assistance. For self-directed payments, the Borrower shall accept and cooperate with the Lender’s inspections (e.g., account analysis, document verification, on-site investigations) to verify compliance with the agreed loan purpose and prevent circumvention of entrusted payment through fragmented transactions. The Borrower shall submit quarterly summaries of loan fund usage and payments to the Lender；

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(4) Obtain the Lender’s prior written consent before undertaking any of the following actions that may affect its debt repayment capacity:

Merger, division, capital reduction, equity transfer;External investments, external guarantees, materially increasing debt financing, or significant asset/claim transfers.；

The Borrower shall promptly notify the Lender of the following events：

A. Changes to its or the guarantor’s articles of association, business scope, registered capital, or legal representative；

B. Changes in business operations (e.g., joint ventures, foreign partnerships, cooperation, restructuring, IPO plans)；

C. Involvement in significant litigation/arbitration, asset seizures, or new encumbrances on collateral；

D. Cessation, dissolution, liquidation, bankruptcy filings, or revocation of business licenses;

E. Shareholders, directors, or senior management being implicated in major legal/economic disputes;

F. Defaults under other agreements;

G. Operational difficulties or financial deterioration;

H. Any other material adverse events affecting repayment capacity.

(5) The Borrower’s repayment obligations to the Lender shall take priority over loans from its shareholders and be no less favorable than obligations to other creditors. Until full repayment under this Agreement, the Borrower shall not repay shareholder loans;

(6) If net profit after tax is zero/negative, insufficient to offset accumulated losses, or pre-tax profit cannot cover upcoming principal/interest/fees, the Borrower shall not distribute dividends/profits to shareholders. Dividends shall not exceed 100% of net profit after tax until full repayment hereunder;

(7) The Borrower shall not dispose of assets in ways that impair its repayment capacity. Total external guarantees shall not exceed 1× its net assets and comply with its bylaws;

(8) Loan funds shall not be transferred to same-name accounts or related-party accounts unless permitted herein or approved by the Lender. The Borrower must provide supporting documentation for such transfers;

(9) The terms (e.g., collateral, interest rates, repayment priority) granted to the Lender shall be no less favorable than those offered to other financial institutions;

(10) The Lender may accelerate loan repayment based on the Borrower’s fund recovery status;

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(11) Submit ESG (Environmental, Social, Governance) risk reports to the Lender. The Borrower shall strengthen ESG risk management, accept the Lender’s oversight, and acknowledge that breaches constitute defaults hereunder;

(12) Cooperate with the Lender’s due diligence, provide/update institutional and beneficial ownership information, and disclose transaction backgrounds;

(13) The Lender may participate in the Borrower’s material financings, asset sales, mergers, bankruptcies, etc., to protect its creditor rights;

(14) Provide complete, truthful, and valid materials to the Lender promptly;

(15) Other undertakings by the Borrower: .：\。

Article 12 Disclosure of Intra-Group Connected Transactions

The Parties agree to apply the following Clause 2:

1、The Borrower is not a member of a group client as defined by the Lender under the Guidelines on Risk Management of Credit Business for Group Clients of Commercial Banks (CBRC Order No. 4 [2010], hereinafter the “Guidelines”).

2、The Borrower is a member of a group client as defined by the Lender under the Guidelines. The Borrower shall promptly report to the Lender any connected transactions exceeding 10% of net assets, including:The connected relationships among the parties;The nature and subject of the transaction;The transaction amount or proportional value;Pricing policies (including transactions with no amount or nominal amounts).

The Lender shall have the right to unilaterally suspend disbursement of undrawn loans and accelerate repayment of part or all outstanding principal and interest if any of the following occurs:The Borrower uses false contracts with connected parties to obtain funds or credit by discounting or pledging receivables (e.g., bills, accounts receivable) with no genuine trade background;Material mergers, acquisitions, or reorganizations occur that the Lender deems may jeopardize loan security;The Borrower intentionally evades Lender claims through connected transactions;

Other circumstances specified in Article 18 of the Guidelines.

Article 13 Default Events and Remedies

Any of the following events shall constitute or be deemed a default event by the Borrower under this Agreement:

1. The Borrower fails to fulfill its payment or repayment obligations to the Lender as stipulated herein;

2. The Borrower misuses loan funds (e.g., uses funds for purposes not specified in this Agreement, engages in on-lending, arbitrage through financial products, artificially inflates fiscal revenues, or illegally creates local government hidden debt);

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3. The Borrower’s representations in this Agreement are untrue, or it breaches any commitments made herein;

4. Occurrence of circumstances under Article 11.2(4) hereof that the Lender deems may affect the Borrower’s or guarantor’s financial condition or performance capability, and the Borrower fails to provide new collateral or replace guarantors as required;

5. Deterioration of the Borrower’s creditworthiness;

6. Material degradation in the Borrower’s profitability, solvency, operational capacity, cash flow, or other financial metrics, breaching agreed indicators or financial covenants;

7. The Borrower defaults under other agreements with the Lender or other entities of Bank of China Limited;

8. The guarantor breaches the guarantee agreement or defaults under other agreements with the Lender or Bank of China Limited;

9. The Borrower ceases operations, dissolves, is revoked, or declares bankruptcy;

10. The Borrower is involved in significant disputes, litigation, arbitration, or faces asset seizures, enforcement actions, or penalties by judicial/administrative authorities, materially affecting its performance hereunder;

11. Abnormal changes, disappearance, or legal restrictions on the Borrower’s major investors, key management personnel, or their freedom, impacting performance hereunder;

12. The Lender identifies material risks affecting the Borrower’s or guarantor’s financial condition during annual reviews of the Borrower’s compliance;

13. Abnormal large inflows/outflows in designated fund recycling accounts without valid explanation acceptable to the Lender;

14. Material breaches related to energy-saving projects (e.g., delays, technical defects, production halts, unrecovered energy-saving revenues), high-interest private borrowing, unauthorized external guarantees/new debts, or severe financial deterioration;

15. The Borrower refuses due diligence cooperation or is involved in illegal activities (e.g., money laundering, terrorism financing, sanctions violations); or the Borrower/guarantor is listed on applicable sanctions lists (UN, China, etc.);

16. Any other breach of rights or obligations stipulated herein.

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Upon the occurrence of any default event specified above, the Borrower shall bear liability for breach, and the Lender may, at its discretion, take any of the following measures individually or concurrently：

1. Require the Borrower and/or guarantor(s) to rectify the default within a specified period;

2. Reduce, suspend, cancel, or terminate all or part of the Borrower’s credit line;

3. Partially or wholly suspend, cancel, or terminate:The Borrower’s drawdown requests under this Agreement or other agreements with the Lender;The disbursement, payment, or processing of undrawn loans or unprocessed trade financing;

4. Declare all or part of the outstanding principal, interest, and other payable amounts under this Agreement or other agreements with the Lender immediately due and payable;

5. Adjust the loan interest rate under this Agreement and/or impose penalty interest;

6. Modify the loan payment method (e.g., switch from self-directed to entrusted payment, lower entrusted payment thresholds);

7. Downgrade the risk classification of all credit assets under this Agreement or other agreements with the Lender;

8. Terminate or rescind this Agreement in whole or in part, or terminate/rescind other agreements between the Borrower and the Lender;

9. Demand the Borrower compensate the Lender for losses incurred due to the default, including but not limited to litigation costs, attorney fees, enforcement expenses, etc.;

10. Offset funds from the Borrower’s accounts held with the Lender or other entities of Bank of China Limited to repay all or part of the Borrower’s debts hereunder. Any undue funds in such accounts shall be deemed immediately due. If the account currency differs from the Lender’s operating currency, conversion shall use the foreign exchange rate applicable to the Lender at the time of offset;

11. Exercise security interests over collateral;

12. Demand guarantor(s) fulfill their guarantee obligations;

13. Any other measures deemed necessary and feasible by the Lender.

Article 14 Preservation of Rights

A Party’s failure to exercise any or all rights under this Agreement, or to require the other Party to perform or bear any or all obligations or liabilities, shall not constitute a waiver of such rights or exemption of such obligations/liabilities.

A Party’s forbearance, extension, or delay in exercising its rights under this Agreement shall neither affect its entitlement to any rights under this Agreement or applicable laws and regulations, nor be deemed a waiver of such rights.

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Article 15 Amendments, Modifications, and Termination

This Agreement may be amended or modified in writing upon mutual consent of the Parties. All amendments or modifications shall form an integral part of this Agreement.

Unless otherwise required by laws, regulations, or agreed by the Parties, this Agreement shall not be terminated prior to the full performance of all rights and obligations hereunder.

Unless otherwise required by laws, regulations, or agreed by the Parties, the invalidity of any provision of this Agreement shall not affect the legal validity of the remaining provisions.

Article 16 Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purpose of this Agreement, excluding the laws of the Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan).

After this Agreement takes effect, any dispute arising from or relating to the conclusion, performance, or interpretation of this Agreement shall first be resolved through good-faith negotiations between the Parties. If the Parties fail to reach an agreement, either Party may resolve the dispute by Option 2 below:

1、Arbitration。Submit the dispute to _Arbitration Commission for arbitration in __(Arbitration Venue)__ in accordance with the Commission’s effective arbitration rules at the time of submission. The arbitral award shall be final and binding on all Parties.

2、 Litigation: The Parties may mutually agree to resolve the dispute through litigation in Chinese courts. Failing such agreement, either Party may file a lawsuit with the People’s Court at the domicile of the Lender or any other entity of Bank of China Limited that assumes rights or obligations under this Agreement or related agreements.

During the pendency of a dispute, the remaining provisions of this Agreement shall continue to be performed to the extent such dispute does not affect their enforceability.

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Article 17 Annexes

The following annexes and any other annexes mutually confirmed by the Parties shall constitute an integral part of this Agreement and have the same legal effect as this Agreement:

1. Drawdown Application;

2. Annualized Loan Interest Rate Notification Letter (template);

3. Loan Voucher.

Article 18 Miscellaneous Provisions

1. The Borrower shall not assign any rights or obligations under this Agreement to any third party without the Lender’s prior written consent.

2. The Borrower acknowledges that the Lender may, due to business needs, entrust other entities of Bank of China Limited to perform the rights and obligations under this Agreement, or transfer the loan business hereunder to other entities of Bank of China Limited for management. Such authorized or successor entities shall have the right to exercise all rights under this Agreement, including initiating litigation, arbitration, or enforcement actions in their own names.

3. Subject to other terms herein, this Agreement shall bind both Parties and their lawful successors and assignees.

4 Unless otherwise agreed, the addresses specified in this Agreement shall serve as the Parties’ communication and service addresses for all notices, documents, and legal proceedings (including but not limited to arbitration, litigation, enforcement, first-instance trials, jurisdictional objections and reconsiderations, second-instance trials, retrials, remand proceedings, and execution). Legal documents include but are not limited to notices, arbitral awards, judgments, rulings, and mediation agreements.

The Borrower agrees that the Lender, arbitral institutions, or courts may deliver relevant documents and legal instruments to the Borrower via electronic means (e.g., fax or email) as specified in this Agreement.

Where both a physical service address and electronic delivery method are designated, delivery to either shall have equal legal effect. For the same matter or document, multiple delivery methods shall all be valid, and the earliest delivery date shall prevail.

If either Party changes its service address or method, it shall notify the other Party in writing of the updated address or method 10 working days in advance. During arbitration or litigation, any Party changing its address or method shall notify the arbitral institution or court of such changes. Failure to notify shall render the originally confirmed address or method valid and effective.

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If a document fails to be delivered due to inaccurate address/method, failure to notify changes, or recipient’s refusal to accept:For mail delivery, the return date of the document shall be deemed the service date;For direct delivery, the date recorded on the delivery receipt by the server shall be deemed the service date;For electronic delivery, the date when the document enters the Borrower’s designated system shall be deemed the service date.

This clause on service addresses constitutes an independent and severable provision of this Agreement. It shall remain valid even if other parts of this Agreement are deemed invalid or revoked.

5. The transactions hereunder are conducted independently and fairly. If any Party is deemed the Lender’s affiliate under applicable laws or regulations, such relationship shall not affect the fairness of the transactions.

6. Headings and business terms in this Agreement are for reference only and shall not affect the interpretation of rights or obligations.

7. The Borrower authorizes the Lender to collect, use, process, and share the following information for credit review, management, and regulatory compliance:

(1) Credit data from the Financial Credit Information Basic Database and other lawful credit databases;

(2) Business registration, tax, financial, utility payment, salary, transaction, and third-party-held data;

(3) Legal, litigation, enforcement, or penalty records;

(4) Information generated during the provision of financial services;

(5) Excluding publicly available information.：

(1) Query the Borrower’s relevant information through the Financial Credit Information Basic Database and other legally established credit information databases.

(2) Provide information related to this Agreement and other Borrower-related information to the Financial Credit Information Basic Database and other legally established credit information databases, enabling qualified institutions or individuals to lawfully query and use such information.

(3) Share the above information internally among members of the Lender’s group to fulfill post-approval management and comply with laws, regulations, and supervisory requirements for unified credit management of the Borrower.

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(4) Disclose the above information to relevant third-party institutions as necessary for credit business processing, debt collection, debt assignment, and post-approval management.

8. If a drawdown or repayment date falls on a non-working day (e.g., weekend or holiday), it shall be postponed to the next working day.

9. The Lender may terminate or modify this Agreement if unable to perform due to changes in laws, regulations, or regulatory requirements, and shall bear no liability in such cases.

10. The Borrower may contact the Lender via the phone number herein for consultation or complaints regarding this Agreement or related fees.

Article 19 Effectiveness

This Agreement shall take effect upon being signed by the legal representative (responsible person) or their authorized signatory and affixed with the official seals of both Parties. This Agreement is executed in duplicate, with each Party holding one copy, both having equal legal force.

Borrower：Jiangxi Yibo Electronic Technology Co., Ltd.

Authorized Signatory:

2025 Year 7 Month 5 Day

Lender：Bank of China, Xinyu Branch

Authorized Signatory:

2025 Year 7 Month 5 Day

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D — 02:Working Capital Loan Contract——Applicable to single transactions, as well as individual Category A and Category B working capital loan businesses

Attachment: Annualized Interest Rate Notice Letter

N O ：

T O：\

1. Our Bank and your Company have entered into the Working Capital Loan Agreement with the number . Under the aforementioned Agreement, the annualized interest rate (simple interest) of the loan provided by our Bank to your Company is . This annualized interest rate includes:

2.

(1) Loan interest calculated based on the loan interest rate specified in Article 4, Clause 1 of the aforementioned Agreement;

(2) Various fees directly related to the loan as stipulated in **Article ** of the aforementioned Agreement; (Delete if inapplicable)

(3) Various fees directly related to the loan as stipulated in the \ (No.: ) separately executed between your Company and our Bank. (Delete if inapplicable)

2、This Notice Letter serves as an attachment to the aforementioned Agreement, constitutes an inseparable part thereof, and shall have the same legal effect as the aforementioned Agreement. Matters not specified herein shall be governed by the terms of the aforementioned Agreement

Lender:

Authorized Signatory:

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To: Bank of China Limited Xinyu Branch

Pursuant to the Working Capital Loan Agreement (No.: 05CR(2024)YB001, hereinafter referred to as the “Loan Agreement”) executed between our company and your Bank, we hereby submit the following Drawdown Request:：

1. We request to draw down the loan under the Loan Agreement by the following method (select one):

(1) Full one-time drawdown.

(2) The /th drawdown during the drawdown period。

Total Drawdown Amount:

Currency: Renminbi (RMB)

In Words: Forty Million Yuan Only

In Figures: ¥40,000,000.00

2. Please transfer the aforementioned funds into our account below in the amounts and timelines specified:：

Account Name: Jiangxi E-Point Electronics Technology Co., Ltd.

Account Number: 196213227065

Bank Branch: Bank of China Limited Xinyu High-Tech Sub-Branch

Time	Amount
Within 30 days from July 5, 2024	¥40,000,000.00(RMB)

3. In accordance with the Loan Agreement, the disbursement of this loan shall adopt the following payment method:

Lender’s Entrusted Payment. We hereby authorize and entrust your Bank to directly transfer the loan funds to the designated transaction counterparty account(s) compliant with the purpose stipulated in the Loan Agreement after the funds are credited to our account.

Total Payment Amount:In Figures: ¥40,000,000.00;In Words: Forty Million Yuan.

Entrusted Payment Threshold:In Figures: ¥10,000,000.00,In Words: Ten Million Yuan.

Specific payment details are provided in the attached Entrusted Payment List:

		Entrusted Payment List				Currency：RMB
NO	Payment Date	Payment Amount	Beneficiary Name	Beneficiary Bank	Beneficiary Account	Purpose of Funds	Remarks
1	Loan Disbursement Date	¥40,000,000.00	Jiangxi Leibotai Electronics Technology Co., Ltd.	Bank of China Xinyu High-Tech Sub-Branch.	190222980816	Procurement of plastic products, computer accessories, and related materials.	\

4、We hereby confirm to your Bank：

1. The loan proceeds shall be used strictly for the purpose specified in the Loan Agreement.

2. From the date of this application to the drawdown date, all representations, warranties, and commitments made by us under the Loan Agreement remain true, accurate, complete, and valid.

3. As of the date of this application, no material adverse changes have occurred to our business operations, financial condition, or creditworthiness.

4. As of the date of this application, no default or anticipated default events exist under the Loan Agreement or related to the Loan Agreement. We further confirm that no default events will occur or persist on the drawdown date.

5. For entrusted payments by the Lender, we shall provide your Bank with valid payment documentation meeting your Bank’s requirements.

6. This drawdown application is irrevocable. We confirm that all drawdown preconditions under the Loan Agreement have been fully satisfied. Once the funds are credited to our account, this shall constitute our binding obligation to your Bank under the aforementioned Loan Agreement.

Applicant (Seal): Jiangxi E-Point Electronics Technology Co., Ltd.

Authorized Signatory: